UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event
reported): January 10, 2005 (January 6, 2005)

Bakers Footwear Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Missouri	000-50563	43-0577980

(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification Number)
Incorporation)

2815 Scott Avenue
St. Louis, Missouri	63103

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(314) 621-0699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition and Item 7.01. Regulation FD Disclosure.

     On January 6, 2005, a press release was issued by Bakers Footwear Group, Inc. (BKRS) relating to the fourth quarter of fiscal 2004. A copy of this press release is furnished with this Current Report on Form 8-K as Exhibit 99.1.

Item 8.01 Other Events.

     Unaudited net sales for the fourth quarter ended January 1, 2005 increased 4.6% to $45.7 million from $43.7 million in the fiscal 2003 fourth quarter. Comparable store sales in the quarter decreased 1.0% compared to the year-earlier.

     For the 52 weeks ended January 1, 2005, unaudited net sales totaled $150.5 million compared to $148.2 million in the previous fiscal year, an increase of 1.6%. Comp store sales increased 1.9%.

     In the fourth quarter, Bakers Footwear opened nine new stores, for a total of 17 new store openings in fiscal 2004, and remodeled three existing stores into its new store format for a total of 16 store remodels for the year. As of January 1, 2005, Bakers Footwear had a total of 220 stores.

     For more information please see “Business — Cautionary Statements Regarding Forward-Looking Statements and Certain Risks” in our Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description of Exhibits

99.1	Registrant’s January 6, 2005 Press Release relating to the fourth quarter of fiscal 2004.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKERS FOOTWEAR GROUP, INC. (Registrant)

Date: January 10, 2005	By:	/s/ Lawrence L. Spanley, Jr.

Lawrence L. Spanley, Jr.
Chief Financial Officer, Vice
President-Finance, Treasurer
and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

99.1	Registrant’s January 6, 2005 Press Release relating to the fourth quarter of fiscal 2004.